Exhibit 99.(2)(d)

Lord Abbett Flexible Income Fund

Multi-Class Plan as of May 14, 2024

in Accordance with Rule 18f-3(d) under the Investment Company Act of 1940

This document constitutes a Plan (the “Rule 18f-3 Plan”) of Lord Abbett Flexible Income Fund (the “Fund”), a Delaware statutory trust, in accordance with Rule 18f-3 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”). The Rule 18f-3 Plan is subject to amendment by action of the Board of Trustees (the “Board”) of the Fund and without the approval of shareholders of any class, to the extent permitted by law and by the governing documents of the Fund.

The Rule requires that the Board of Trustees of an open-end investment company desiring to offer multiple classes pursuant to the Rule adopt a plan setting forth the separate arrangement and expense allocation of each class, and any related conversion features or exchange privileges. Although the Rule applies only to open-end investment companies, the Fund relies on relief granted by the Securities and Exchange Commission (the “Multi-Class Relief”) permitting the Fund, as an interval fund under Rule 23c-3 under the 1940 Act, to issue multiple classes of shares and to impose asset-based distribution fees and early withdrawal charges so long as the Fund complies with the provisions of certain rules under the 1940 Act as if they apply to closed-end investment companies, including Rule 18f-3.

The Board, including a majority of the non-interested Board members, has determined that the following separate arrangement and expense allocation, and the related conversion features, if any, and exchange privileges, of each class of the Fund are in the best interest of each class of the Fund individually and the Fund as a whole.

1.	CLASS DESIGNATION.

Shares of the Fund shall be divided into Class A, Class I, and Class U shares. Shares of each class of the Fund shall represent an equal pro rata interest in the Fund, and, generally, shall have identical voting, distribution, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, and terms and conditions, except as set forth below. Each class shall be subject to any investment minimums and other conditions of eligibility as may be set forth in the Fund’s prospectus or statement of additional information as in effect from time to time.

2.	SALES CHARGES AND DISTRIBUTION AND SERVICE FEES.

(a) Initial Sales Charge. Class A shares will be traditional front-end sales charge shares, offered at their net asset value (“NAV”) plus a sales charge as described in the Fund’s prospectus as in effect from time to time.

Class I and Class U shares will be offered at their NAV without an initial sales charge

(b) Service and Distribution Fees. As to the shares of Class A and Class U, the Fund will pay service and/or distribution fees under the Plan from time to time in effect adopted for such classes in accordance with Rule 12b-1 under the 1940 Act (the “Distribution and Servicing Plan”), at such rates as are set by the Board.1

Pursuant to the Distribution and Servicing Plan as to Class A and Class U shares, the Fund generally will pay fees at an aggregate fee at the annual rate of 0.75% of each of the average daily NAV of Class A and Class U share accounts, or such other rate(s) as set by the Board from time to time.

Class I shares do not have a Distribution and Servicing Plan.

(c) Contingent Deferred Sales Charges (“CDSC”). Subject to some waiver exceptions, Class A shares will be subject to a CDSC equal to 1.50% of the lower of the cost or the NAV of such shares if the shares are redeemed for cash on or before the first day of the month in which the one-year anniversary of the original purchase falls.

Class I and Class U shares will not be subject to a CDSC.

(d) Repurchase Fee. The Fund may impose a repurchase fee of up to 2.00% on any shares accepted for repurchase by the Fund that have been held for less than one year, as described in the Fund’s prospectus as in effect from time to time.

3.	CLASS-SPECIFIC EXPENSES.

(a) The following expenses shall be allocated, to the extent such expenses can reasonably be identified as relating to a particular class and consistent with Revenue Procedure 96-47, on a class-specific basis: (i) fees under the Distribution and Servicing Plan applicable to a specific class (net of any CDSC paid with respect to shares of such class and retained by the Fund) and any other costs relating to implementing or amending such Plan, including obtaining shareholder approval of such Plan or any amendment thereto; (ii) transfer and shareholder servicing agent fees and shareholder servicing costs identifiable as being attributable to the particular provisions of a specific class; (iii) stationery, printing, postage and delivery expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific class; (iv) Securities and Exchange Commission registration fees incurred by a specific class; (v) Board fees or expenses identifiable as being attributable to a specific class; (vi) fees for outside accountants and related expenses relating solely to a specific class; (vii) litigation expenses and legal fees and expense relating solely to a specific class; (viii) expenses incurred in connection with shareholders meetings as a result of issues relating solely to a specific class and (ix) other expenses relating solely to a specific class, provided, that advisory fees and other expenses related to the management of the Fund’s assets (including custodial fees and tax-return preparation fees) shall be allocated to all shares of the Fund on the basis of NAV, regardless of whether they can be specifically attributed to a particular class. All common expenses shall be allocated to shares of each class at the same time they are allocated to the shares of all other classes. All such expenses incurred by a class of shares will be charged directly to the net assets of the particular class and thus will be borne on a pro rata basis by the outstanding shares of such class. The Fund’s Blue Sky expenses will be treated as common expenses.

[1]	Although Rule 12b-1 applies only to open-end investment companies, the Multi-Class Relief’s conditions require the Fund to comply with the provisions of Rule 12b-1 as if they apply to closed-end investment companies.
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(b) Expenses of the Fund shall be apportioned to each class of shares depending upon the nature of the expense item. For each of the class-specific expenses listed above, the Chief Legal Officer and Chief Financial Officer, or their respective designees, shall determine, subject to Board approval or ratification, which such categories of expenses will be treated as class-specific expenses, consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended (the “Code”), or any private letter ruling with respect to the Fund issued by the Internal Revenue Service.

(1) Expenses in category (3)(a)(i) above must be allocated to the class for which such expenses are incurred.

(2) With respect to all other approved class-specific expenses, the total amount of such class-specific expenses shall be allocated to each of the separate classes of shares based on the relative net assets of those classes.

(3) In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a class-specific expense can no longer be attributed to a class, it shall be charged to the Fund for allocation among all of the Fund’s classes of shares, as may be appropriate. However, any additional class-specific expenses not specifically identified above, which are subsequently identified and determined to be properly allocated to one class of shares, shall not be so allocated until approved by the Board, as appropriate, in light of the requirements of the 1940 Act and the Code.

4.	INCOME AND EXPENSE ALLOCATIONS.

Income, realized and unrealized capital gains and losses and expenses not allocated to a class as provided above shall be allocated to each class on the basis of the net assets of that class in relation to the net assets of the Fund.

5.	CONVERSION AND EXCHANGE PRIVILEGES

Shares of one class of the Fund may be converted, at the shareholder’s option, into shares of another class of the Fund, if and to the extent an applicable conversion privilege is disclosed in the Fund’s prospectus and subject to the terms and conditions (including the imposition or waiver of any sales charge or redemption fee or CDSC) set forth in the Fund’s prospectus, provided that the shareholder requesting the conversion meets the eligibility requirements of the class into which such shareholder seeks to convert.

In addition, shares of one class of the Fund may be exchanged, at the shareholder’s option, for shares of the same class or shares of another class of any other Lord Abbett Fund, if and to the extent an applicable exchange privilege is disclosed in the Fund’s prospectus and subject to the terms and conditions (including the imposition or waiver of any sales charge or redemption fee or CDSC) set forth in the Fund’s prospectus, provided that the shareholder requesting the exchange meets the eligibility requirements of the class into which such shareholder seeks to exchange.

6.	DIVIDENDS AND DISTRIBUTIONS.

Dividends and distributions paid by the Fund on each class of its shares, to the extent paid, will be calculated in the same manner, will be paid at the same time, and will be in the same amount, except that

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the amount of the dividends declared and paid by a particular class may be different from that paid by another class because of expenses borne exclusively by that class.

7.	NET ASSET VALUE.

The NAV of each share of a class of the Fund shall be determined in accordance with the Declaration and Agreement of Trust of the Fund with appropriate adjustments to reflect the allocations of expenses, income and realized and unrealized capital gains and losses of the Fund between or among its classes as provided above.

8.	VOTING RIGHTS.

Shareholders of each class will have exclusive voting rights regarding any matter submitted to shareholders that relates solely to such class, and will have separate voting rights on any matter submitted to shareholders in which the interests of that class differ from the interests of any other class.

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This Plan is qualified by and subject to the terms of the then current prospectus for the applicable Fund; provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms contained herein. The prospectus for the Fund contains additional information about the Fund’s classes and its multiple class structure.

This Plan has been adopted for the Fund with the approval of, and all material amendments thereto must be approved by, a majority of the members of the Board of the Fund, including a majority of the Board members who are not interested persons of the Fund.

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